CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to (a) the use in this Pre-Effective Amendment No. 2 to Registration Statement No. 333-136597 on Form N-4 of our report dated February 24, 2006 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to changes in the method of accounting for variable interest entities in 2005 and certain non-traditional long-duration contracts in 2004) , relating to the consolidated financial statements of Pacific Life Insurance Company and Subsidiaries, which are included in the Statement of Additional Information of Pacific Voyages Separate Account A, which is part of such Registration Statement; (b) the incorporation by reference in the Statement of Additional Information of Pacific Voyages Separate Account A, which is part of such Registration Statement, of our report dated March 1, 2006, relating to the financial statements and financial highlights of Separate Account A appearing in the Annual Report of Separate Account A of Pacific Life Insurance Company dated December 31, 2005; and (c) the reference to us under the heading “Independent Registered Public Accounting Firm” appearing in the Statement of Additional Information of Pacific Voyages Separate Account A, which is part of such Registration Statement.
DELOITTE & TOUCHE LLP
Costa Mesa, California
December 5, 2006